EXHIBIT 99






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CEL-SCI
Corporation                                                  NEWS RELEASE

8229 Boone Boulevard, Suite 802                         COMPANY CONTACT:
Vienna VA 22182. USA                                    Gavin de Windt
Telephone (703) 506-9460                                CEL-SCI Corporation
Fax (703) 506-9471                                      (703) 506-9460
www.cel-sci.com



        CEL-SCI ANNOUNCES PUBLICATION OF PHASE II CANCER TRIAL RESULTS IN
                          JOURNAL OF CLINICAL ONCOLOGY


VIENNA, VA, MAY 20, 2005 -- CEL-SCI CORPORATION (AMEX: CVM) announces the publication of Phase II clinical trial results with its immunotherapy drug Multikine(R) in the Journal of Clinical Oncology, the official journal of the American Society of Clinical Oncology (ASCO). The title of the publication is, "Neoadjuvant Immunotherapy of Oral Squamous Cell Carcinoma Modulates Intratumoral CD4/CD8 Ratio and Tumor Microenvironment: A Multicenter Phase II Clinical Trial". In this publication the authors describe a new mechanism of action by which Multikine is able to marshal the immune system to fight head and neck cancer. In addition, the authors suggest that the presence or absence of a cell surface marker on head and neck cancer cells may help select the patients best suited for treatment with Multikine.

The publication attributes the Multikine induced anti-tumor immune response to the combined activity of the different cytokines in the product following the local administration of Multikine for only 3 weeks. This combination of different cytokines caused the induction, recruitment into the tumor bed, and proliferation of anti-tumor T-cells and other anti-tumor inflammatory cells, leading to a massive anti-tumor immune response. Multikine induced a reversal of the CD4/CD8 ratio in the tumor infiltrating cells, leading to a marked increase of CD4 T-cells in the tumor, which resulted in the prolongation of the anti-tumor immune response and tumor cell destruction. The immune-mediated processes continued long after the cessation of Multikine administration.

Multikine treatment of patients with advanced primary oral squamous cell carcinoma resulted in an overall response rate of 42%, with 12% of the patients having a complete response. A histopathology study showed that the tumor load in Multikine treated patients was reduced by nearly 50% as compared to tumors from control patients in the same study. These results were achieved with little to no toxicity and without any reported severe adverse events associated with Multikine treatment.

The tumors of all of the patients in this trial who responded to Multikine treatment were devoid of the cell surface marker for HLA Class II. This finding, if confirmed in the planned Phase III clinical trial, may lead to the establishment of a marker for selecting the patients best suited for treatment with Multikine.





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CEL-SCI Corporation
May 20, 2005
Page Two

Dr. Eyal Talor, Senior Vice President of Research and Manufacturing said, "Following the promising results obtained with Multikine in Phase II clinical trials, we plan to use Multikine in a future Phase III clinical trial of head and neck cancer patients in which Multikine therapy will be given as a first-line treatment before surgery followed by post surgery radiation or concurrent chemoradiotherapy. We believe that the addition of Multikine's novel and different anti-tumor mechanism of action to the current anti-cancer therapy arsenal will increase the success rate of the combined treatment."

Multikine is an  immunotherapeutic  agent  consisting  of a mixture of naturally
occurring  cytokines,  including  interleukins,   interferons,   chemokines  and
colony-stimulating factors, currently being developed for treatment of cancer.

CEL-SCI Corporation is developing new immune system based treatments for cancer and infectious diseases. The Company has operations in Vienna, Virginia and Baltimore, Maryland.

When used in this report, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI Corporation's SEC filings, including but not limited to its report on Form 10-K/A for the year ended September 30, 2004. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.